Exhibit 99.4

AUDITORS’ REPORT ON FINANCIAL STATEMENTS

To the Shareholders of

CORENSO TOLOSANA, S.A.:

1.	We have audited the financial statements of CORENSO TOLOSANA, S.A. comprising the balance sheet at 31 December 2007 and the related income statement and notes to the financial statements for the year then ended. The preparation of these financial statements is the responsibility of the Company’s directors. Our responsibility is to express an opinion on the financial statements taken as a whole based on our audit work performed in accordance with generally accepted auditing standards, which require examination, by means of selective tests, of the evidence supporting the financial statements and evaluation of their presentation, of the accounting policies applied and of the estimates made.

2.	As required by Spanish corporate and commercial law, for comparison purposes the directors present, in addition to the 2007 figures for each item in the balance sheet, income statement and statement of changes in financial position, the figures for 2006. Our opinion refers only to the 2007 financial statements. On 10 April 2007, we issued our auditors’ report on the 2006 financial statements, in which we expressed a favourable opinion.

3.	In our opinion, the accompanying financial statements for 2007 present fairly, in all material respects, the net worth and financial position of CORENSO TOLOSANA, S.A. at 31 December 2007 and the results of its operations and the funds obtained and applied by it in the year then ended, and contain the required information, sufficient for their proper interpretation and comprehension, in conformity with generally accepted accounting principles and standards applied on a basis consistent with that of the preceding year.

4.	The accompanying directors’ report for 2007 contains the explanations which the directors consider appropriate about the Company’s situation, the evolution of its business and other matters, but is not an integral part of the financial statements. We have checked that the accounting information in the directors’ report is consistent with that contained in the financial statements for 2007. Our work as auditors was confined to checking the directors’ report with the aforementioned scope, and did not include a review of any information other than that drawn from the Company’s accounting records.

AUDIARGI, S.L.

Registered in ROAC under no. S0372

Mª Jesús Martín Benes

09 April 2008

Independent Auditor’ Report

To the Stockholders of Corenso Tolosana, S.A.:

We have audited the accompanying balance sheets of Corenso Tolosana, S.A. (the “Company”) as of December 31, 2006, 2005 and 2004, and the related statements of income for the years then ended, all expressed in euros. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements taken as a whole based on our audit.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Corenso Tolosana, S.A. as of December 31, 2006, 2005 and 2004, and the funds obtained and applied by them and the results of their operations for the years then ended, in conformity with accounting principles generally accepted in Spain.

Accounting principles generally accepted in Spain vary in certain significant respects from accounting principles generally accepted in the United States of America. The application of the latter would have affected the determination of net income for years ended December 31, 2006, 2005 and 2004, and the determination of stockholders’ equity and financial position as of December 31, 2006, 2005 and 2004 to the extent summarized in Note 20.

AUDIARGI, S.L.
Registered in R.O.A.C. under no. S0372
Ma Jesus Martin Benes

IRUN, the 20th of July of 2007

Translation of financial statements originally issued in Spanish and prepared in accordance with generally accepted accounting principles in Spain (see Note 22). In the event of a discrepancy, the Spanish-language version prevails.

CORENSO TOLOSANA, S.A.

BALANCE SHEETS AT 31 DECEMBER 2007, 2006 AND 2005 (NOTES 1, 2 AND 4)

(Euros)

ASSETS	2007	2006	2005
A) Called up capital
B) Fixed assets	830,744	645,598	745,648
I. Formation expenses

II. Intangible fixed assets-
1. Concessions, industrial patents and brands	5,634	5,634	5,634
2. Software	54,837	54,837	54,837
3. Amortisation	-60,471	-60,471	-60,471

III. Property, plant and equipment-	830,744	644,676	744,726
1. Land and structures	843,635	843,635	843,635
2. Technical installations and machinery	2,570,460	2,404,549	2,394,101
3. Other installations, plant and equipment	506,254	483,378	483,378
4. Provisions	-6,000	-3,000
5. Other property, plant and equipment	74,545	74,802	74,975
6. Depreciation	-3,158,149	-3,158,687	-3,051,362

IV. Financial Investments		922	922
1. Guarantees and deposits		922	922

C) Deferred charges

D) Current assets	4,039,236	3,980,627	3,958,309

I. Inventories	662,383	633,412	800,836

2. Raw materials	380,247	357,333	389,642
3. Work in progress and semi-finished goods
4. Finished goods	281,671	275,539	411,066
By-products and waste	466	540	129
6. Prepaid expenses
7. Provision for inventory depreciation

II. Receivables	3,002,834	2,492,254	2,779,729
1. Trade receivables	2,567,890	2,228,819	2,488,242
2. Due from Group companies	449,333	279,440	262,436
3. Sundry receivables			39,412
4. Personnel
5. Tax and social security receivables	2,426	811
6. Provision for bad debt	-16,816	-16,816	-10,362

III. Short-term investments
1. Short-term investment securities

IV. Cash and equivalents	374,019	854,962	377,744
V. Prepayments and accrued income
TOTAL ASSETS (A+B+C+D)	4,869,980	4,626,225	4,703,958

SHAREHOLDERS’ EQUITY	2007	2006	2005
A) Capital and reserves	3,445,460	3,333,718	3,191,199

I. Share capital	150,250	150,250	150,250

II. Share premium account

III. Revaluation reserve

IV. Reserves	3,112,209	3,040,949	3,014,483
1. Statutory reserve	30,051	30,051	30,051
2. Special reserve	3	3	3
3. Other reserves	3,082,155	3,010,896	2,984,429

V. Profit/loss brought forward from previous years

VI. Profit/loss	183,002	142,519	26,467

B) Deferred revenues
I. Other deferred revenues

C) Provisions for liabilities and charges

D) Long term payables
I. Debts with credit entities
II. Debt with group companies or associated undertakings
III. Other payables

E) Short term payables	1,424,520	1,292,507	1,512,759

I. Debts with credit entities	35,073
1. Loans and other debts	35,073
2. Interest payable

II. Due to Group companies and associated undertakings	708,031	697,105	840,080
1. Due to Group companies	708,031	697,105	840,080

III. Trade payables	382,690	422,814	504,741
1. Advances received
2. Purchases and services provided	382,690	422,814	504,741
3. Bills of exchange payable

IV. Other non-trade payables	298,725	172,588	167,938
1. Tax and social security payables	119,721	107,560	99
2. Notes payable
3. Other payables	129,356	10,037	12,257
4. Remuneration pending payment	49,648	54,991	57,150
V. Accrued expenses and deferred income
TOTAL LIABILITIES (A+B+C+D+E)	4,869,980	4,626,225	4,703,958

Translation of financial statements originally issued in Spanish and prepared in accordance with generally accepted accounting principles in Spain (see Note 22). In the event of a discrepancy, the Spanish-language version prevails.

INCOME STATEMENTS FOR THE FINANCIAL YEARS ENDED

31 DECEMBER 2007 AND 2006

(Euros)

DEBIT	2007	2006	2005
A) EXPENDITURE	9,180,483	9,080,100	8,532,408

1. Operating inputs	5,913,070	5,897,517	5,572,178

2. Personnel expenses	1,418,321	1,404,055	1,313,067
a) Wages and salaries	1,151,400	1,155,693	1,064,530
b) Social security charges borne by the Company	266,921	248,362	248,538

3. Fixed asset depreciation and amortisation	120,700	119,658	135,779
4. Change in trade provision		6,454	5,979
5. Other operating expenses	1,662,503	1,611,834	1,505,405

I. OPERATING PROFIT
(B1-A1-A2-A3-A4-A5)	174,337	125,588	28,830

6. Financial and similar charges	5,835	6,255	8,220
a) Due to group companies and associated undertakings
b) Due on other payables	5,835	6,255	8,220

7. Negative exchange differences	159	78	127

II. FINANCIAL INCOME
(B2+B3-A6-A7)	32,463	14,137	6,113

III. PROFIT ON ORDINARY ACTIVITIES
(AI+AII-BI-BII)	206,800	139,725	34,943

8. Change in provisions for intangible fixed assets, tangible fixed assets and long-term investments	3,000	3,000
9. Losses on disposal intangible fixed assets, tangible fixed assets and long-term investments	6,569
10. Extraordinary expenses
11. Expenses and losses from other financial years

IV. EXTRAORDINARY INCOME
(B4+B5+B6+B7-A8-A9-A10-A11	26,527	34,041	503

V. PROFIT BEFORE TAX
(AIII+AIV-BIII-BIV)	233,327	173,766	35,447
12. Company income tax.	50,325	31,247	8,980
13. Other taxes.

VI. PROFIT FOR THE YEAR
(AV-A12-A13)	183,002	142,519	26,467

CREDIT	2007	2006	2005
B) INCOME	9,363,484	9,222,619

1. Operating income	9,288,932	9,165,107	8,561,238
a) Net sales	9,262,556	9,140,171	8,536,243
b) Other operating income	26,376	24,936	24,995

I. OPERATING LOSS
(AI+A2+A3+A4+A5-B1)

2. Financial income	38,245	20,439	14,460
a) Group companies and associated undertakings
b) Other interest income	38,245	20,439	14,460
c) Gains on financial investments
3. Positive exchange differences	212	32	1

II. FINANCIAL EXPENSE
(A6+A7-B2-B3)

III. LOSS ON ORDINARY ACTIVITIES
(BI+BII-AI-AII)

4. Gains on disposal intangible fixed assets, tangible fixed assets and long-term investments		37,007
5. Capital grants transferred to income statement for the year.
6. Extraordinary income	29,857	34	503
7. Income and profits from other financial years	6,238

EXTRAORDINARY EXPENSES
(A8+A9+A10+A11-B4-B5-B6-B7)

V. LOSS BEFORE TAX
(BIII+BIV-AIII-AIV)

VI. LOSS FOR THE YEAR
(BV+A12+A13)

Translation of financial statements originally issued in Spanish and prepared in accordance with generally accepted accounting principles in Spain (see Note 22). In the event of a discrepancy, the Spanish-language version prevails.

NOTES TO THE FINANCIAL STATEMENTS AT 31-12-2007

1) ACTIVITY OF THE COMPANY

CORENSO TOLOSANA, S.A. was incorporated on 9 February 1967 as a Sociedad Anónima (Spanish public limited company). It currently has its registered office in Elduain (Gipuzkoa), at C/ Olaondo, Km 0.7.

The Company’s corporate purpose is the manufacture of paper and packaging, and any other associated activity.

2) BASIS OF PRESENTATION OF THE FINANCIAL STATEMENTS

a) True and fair view.-

The annual financial statements, consisting of the balance sheet, income statement and these notes, have been prepared on the basis of the Company’s accounting records and have been drawn up by its Board of Directors in accordance with the Spanish General Chart of Accounts so as to give a true and fair view of the Company’s equity, financial position and the results of its operations. The annual financial statements will be submitted for approval by shareholders at the Annual General Meeting. The Directors are of the opinion that they will be approved without significant modification.

b) Accounting principles.-

The accounting principles established in the Spanish Code of Commerce, Spanish Limited Companies Act, and, in particular, the Spanish General Chart of Accounts approved by Royal Decree 1,643/1990 dated 20 December were applied in the preparation of the annual financial statements.

If the case arises that another, non-compulsory accounting principle is applied, this will be explained in the corresponding section, indicating, where applicable, its effect on capital and results.

c) Comparative information.-

In accordance with commercial and accounting legislation, for each item of the balance sheet, income statement and cash flow statement, figures for the previous financial year are provided in addition to the figures for the year just ended for purposes of comparison.

d) Grouping of accounts items.-

No items have been grouped together, as the model established in the Spanish Limited Companies Act has been applied for all accounts items with outstanding balances.

3) APPROPRIATION OF PROFIT

The Company’s Board of Directors plan to submit the following proposed appropriation of 2006 profit for the approval of shareholders at the Annual General Meeting:

	EUR
Proposed appropriation of 2007 profit	Base for appropriation	Appropriation
Profit and loss	183,001.79
Retained earnings
Voluntary reserves		183,001.79
Other reserves
Statutory reserve
Special reserve 10 NF/96
Dividend
Tax loss carry forwards
Director’s share in profits

Totals	183,001.79	183,001.79

No interim dividends were distributed in the course of the year and there are therefore no restrictions on the distribution of dividends from profit for the year or from unrestricted reserves.

4) MEASUREMENT STANDARDS

The main measurement standards used by the Company to draw up its annual financial statements are as follows:

a) Intangible fixed assets.-

Items included under intangible fixed assets are carried at acquisition or production cost. The criteria used to amortise these items and establish the related provisions are the same as those applied in respect of property, plant and equipment.

The following criteria in particular are applied:

Industrial patents and brands: These are carried at acquisition cost and are amortised on a straightline basis over a period of five years.

Software: The amounts recorded under this heading correspond to the amounts paid to obtain ownership or usage rights for IT applications and costs incurred in the development of in-house applications, solely in those cases where it is anticipated that they will be used over a period of several years. Software maintenance expenses are charged directly as costs in the year in which they are incurred.

Software is amortised on a straight-line basis over a period of five years, commencing from the time at which the corresponding software is brought into service.

The charge recognised in the “Fixed asset depreciation and amortisation” line of the 2007 income statement for the amortisation of intangible fixed assets is EUR 0.

b) Property, plant and equipment.-

Property, plant and equipment are carried at acquisition cost, without adding capitalised finance costs to the value of work in progress or before the assets in question are ready to be brought into service.

Repairs that do not extend the useful life of the asset and maintenance costs are charged against income for the year in which they are incurred, whilst the costs of extensions, modernisation or improvements that result in an increase in productivity or capacity or an extension of the useful life of the asset are capitalised by increasing the carrying value of the asset in question.

Tools and equipment that do not form part of an item of machinery and which have an estimated useful life of less than a year are charged against income for the year. If the useful life of an asset is more than one year, the asset is capitalised and its carrying value adjusted periodically according to the physical count of the item.

The Company begins depreciating items of property, plant and equipment on the date of their acquisition or, where applicable, on the date on which they are ready to be brought into service or operation. As of this date, the asset is depreciated on a straight-line basis, with the cost of the asset being distributed over its estimated useful life, as detailed below:

Depreciation of Tangible fixed assets	Estimated years of useful life
Buildings and other structures (excluding land)	20 years
Machinery and installations	6 to 10 years
Plant	3 to 5 years
Furniture and fittings	6 to 10 years
Computer equipment	5 years
Laboratory equipment	6 to 10 years
Motor vehicles	5 years

In addition, whenever signs of obsolescence that could affect certain items of property, plant and equipment are identified, appropriate provisions for impairment are established so that the market value of each item of property, plant and equipment may be adjusted as required.

The charge recognised in the “Fixed asset depreciation and amortisation” line of the 2007 income statement for the amortisation of intangible fixed assets is EUR 120,700.41.

c) Financial investments.-

Financial investments are carried at the lower of acquisition cost or market price, including corresponding transaction costs. The market price of each category of short and long-term financial investments is determined as follows:

•	Securities listed to trade on an official market are carried at the lower of average market price in the last calendar quarter and latest market price.

•

Equity interests in Group companies or associated undertakings are recognised at the fair value of the interest, adjusted, where necessary, for the amount of any unrealised capital gains existing at the time of acquisition that continue to exist as of the balance sheet date, including in the case of negotiable securities listed to trade on an official secondary market.

•

Securities not listed to trade on an official market are recognised at the fair value assigned them in the latest annual financial statements, adjusted for any unrealised capital gains or losses existing at the time of acquisition that continue to exist as of the balance sheet date.

Any negative differences between the acquisition cost and the fair or market value at the close of the year are recognised in “Provisions for financial investments”.

d) Receivables.-

1- Non-trade receivables:

Short and long-term non-trade receivables are recognised at the amount actually disbursed. The difference between this amount and nominal value is recognised as financial income in the year accrued, in accordance with the interest method.

2- Trade receivables: Clients and debtors:

Short-term trade receivables are recognised on the asset side of the balance sheet at their nominal value (amount of the transaction), plus late-payment interest. However, discounted bank bills pending collection are assigned to the respective client and/or debtor accounts, with an offsetting entry in the same amount under “Bank debt” on the liabilities side of the balance sheet.

Bill discounting expenses are recognised in income when incurred, and are not deferred over the term to maturity of the respective discounted bills because of their limited impact on income for the year.

Amounts received from clients in respect of sums not actually disbursed or disbursed only in part are recognised as advances on the liabilities side of the balance sheet, and are recycled to income at the time the amounts outstanding are actually disbursed.

The Company’s practice is to establish appropriate provisions for uncollectible receivables on the basis of the risk of default on the collection of these receivables.

The Company has taken out a credit insurance policy with Crédito y Caución that covers up to 85% of balances pending collection from each of its clients in Spain and 90% of balances pending collection from clients outside Spain, subject to the risk limits authorised by the insurance company for each client.

e) Inventories.-

Assets included in inventories are carried at acquisition or production cost:

•

The method used to calculate the acquisition cost is the “weighted average price method”. The acquisition cost consists of the amount billed plus any additional expenses that may arise until the items are deposited in the warehouse.

•

Production cost is based on the acquisition price of the inputs used and the costs directly or indirectly attributable to the product in question, provided that such indirect costs correspond to the period of production.

If the market value falls below the acquisition or production cost but the impairment is considered reversible, a value adjustment is recorded and the corresponding provision established. Market value is deemed to be the following:

•	For inventories of raw materials and other supplies, the lower of replacement value and net realisable value.

•	For finished goods, their realisable value, less corresponding marketing expenses

•	For work in progress and semi-finished goods, the realisable value of the corresponding finished goods, less all production costs not yet incurred and marketing expenses.

The value of obsolete, defective or slow-moving inventories has been reduced to their possible realisable value.

f) Provision for pensions and similar commitments.-

In accordance with prevailing employment law, the Company is required to pay severance pay to employees whose contracts of employment are terminated in certain circumstances. The accompanying balance sheet for the year just ended includes no provision for such liabilities since the Company’s Board of Directors does not anticipate any significant redundancies in future years and severance pay is therefore charged against income in the year in which the redundancy occurs.

g) Payables

Debts are recognised on the balance sheet as liabilities and divided into short and long term according to their term to maturity. Debts with a term to maturity in excess of 12 months, counting from the date of the balance sheet close, are considered long term.

Non-trade payables, whether short or long-term, are recognised at their repayment value. The difference between repayment value and the amount actually received is amortised using the interest method.

Credit facilities are recognised at the amount drawn down.

Trade payables are recognised on the liabilities side of the balance sheet at their nominal value.

h) Company income tax.-

The company income tax liability for the year is calculated on the basis of accounting profit before tax, plus or minus, as appropriate, any permanent differences from taxable profit, the latter being understood to mean the tax base for the aforesaid tax, less any tax relief and credits, and any tax loss carry forwards applied in the year, excluding withholdings of the aforesaid tax.

The difference between the tax liability incurred and the amount paid is attributable to temporary differences in the recognition of income and expenses that give rise to deferred tax assets and liabilities that are recognised, in application of prudent accounting principles, on the balance sheet as tax receivables and payables respectively.

The tax discounts corresponding to deductions to avoid double taxation, tax relief and credits and the application of tax loss carry forwards are recognised as a reduction in the company income tax charge for the year in which they are applied or offset.

In application of prudent accounting principles, the Company does not recognise tax credits deriving from tax loss carry forwards generated in previous years until the year in which the losses are actually offset.

i) Transactions in foreign currency.-

As a general rule, any positive translation differences not realised at the year-end are not recognised in income but are recorded on the balance sheet as deferred income.

In contrast, negative translation differences are recognised directly in income for the year.

j) Income and expenses.-

Income and expenses are recognised on an accruals basis, that is, when the goods and services at their origin are actually exchanged, irrespective of when the resulting financial or monetary flow is received or paid.

However, in application of prudent accounting principles, the Company only recognises gains actually realised at the close of the year, whereas foreseeable risks and losses, even if only contingent, are recognised as soon as they become known.

Income is recognised exclusive of transaction taxes, after deduction, where applicable, of any discounts applied, whether or not billed. In the case of expenses, any associated taxes, excluding VAT, are recognised as an increase in the value of the goods or services acquired.

k) Environmental issues.-

Items included in the Company’s assets that are intended to be used in its activity for a prolonged period of time and the main purpose of which is to reduce the environmental impact of such activity and to protect and enhance the environment are recognised in the balance sheet as property, plant and equipment at their acquisition or production cost, as applicable. The cost prices of these assets are depreciated on a straight-line basis over their estimated useful lives, as detailed in Note 4.

Environmental expenses consist of expenses incurred in the exercise of activities related to the management of the environmental impact of the Company’s operations, and those deriving from the company’s environment commitments. These expenses are included in the income statement under other operating expenses.

Provisions of an environmental nature, where they exist, cover those environmental expenses considered probable or certain at the balance sheet close but for which the exact amount or exact date of occurrence is not yet determined. The value of these provisions therefore corresponds to the best estimate possible on the basis of the information available at the date of the balance sheet close.

5) INTANGIBLE FIXED ASSETS

Changes in the different intangible fixed asset accounts and the corresponding amortisation in the year were as follows:

DESCRIPTION	Amount 31/12/06	MOVEMENTS			BALANCE 31/12/07
		ADDITIONS	RETIREMENTS	TRANSFERS
Industrial patents and brands	5,634.25				5,634.25
Software	54,836.80				54,836.80

TOTALS	60,471.05	0	0	0	60,471.05

AMORTISATION
Accum. Amortisation of Industrial patents and brands	(5,634.25)				(5,634.25)
Accum. amortisation of software.	(54,836.80)				(54,836.80)

TOTALS	(60,471.05)	0			(60,471.05)

NET TOTALS	0.00				0.00

The gross value of intangible fixed asset items that were fully amortised as of 31 December is EUR 60,471.05.

6) TANGIBLE FIXED ASSETS.-

Changes in the different accounts making up property, plant and equipment and the corresponding accumulated depreciation in the year were as follows:

DESCRIPTION	BALANCE 31/12/06	MOVEMENTS			BALANCE 31/12/07
		ADDITIONS	RETIREMENTS	TRANSFERS
Land and structures	843,634.56				843,634.56
Installation and machinery	2,816,700.65	321,373.16	(132,585.77)		3,005,488.04
Plant	41,897.31				41,897.31
Furniture and fittings	29,328.62				29,328.62
Computer equipment	44,146.21	2,463.80	(2,720.90)		43,889.11
Laboratory equipment	30,655.58				30,655.58
Provisions for tangible fixed assets	(3,000.00)	(3,000.00)			(6,000.00)

TOTALS	3,803,362.93	320,836.96	(135,306.68)	0	3,988,893.22

DEPRECIATION
Accum. dep. land & structures	(515,143.32)	(41,960.04)			(557,103.36)
Accum. dep. installation and machinery	(2,507,816.44)	(74,749.37)	118,517.26		(2,464,048.55)
Acc. dep. plant	(41,537.65)	(359.66)			(41,897.31)
Acc. dep. furniture and fittings	(28,585.61)	(394.40)			(28,980.01)
Acc. dep. computer equipment	(36,619.95)	(2,781.05)	2,720.90		(36,680.10)
Acc. dep. laboratory equipment	(28,984.02)	(455.89)			(29,439.91)

TOTALS	(3,158,686.99)	(120,700.41)	121,238.16	0	(3,158,149.24)

NET TOTALS	644,675.94				830,743.98

The insurance policies taken out by the Company for its property, plant and equipment more than cover the net carrying value of the assets and the Directors are of the opinion that the risks inherent in the company’s activities are adequately covered.

Certain items of property, plant and equipment had been fully depreciated at the year-end. The carrying values of these items are as detailed below:

Fully depreciated property, plant and equipment	EUR
Machinery and installations	2,126,674.45
Plant	41,897.31
Furniture and fittings	25,855.57
Computer equipment	27,684.16
Laboratory equipment	27,616.39

Total	2,249,727.88

The EUR 6,000 provision for the impairment of property, plant and equipment was established to cover an agreement for the transfer of ownership of a semi-automatic cutter with a market value at 31/12/07 lower than its net value.

At the year-end, the Company had no firm undertakings for the purchase or sale of property, plant and equipment.

In addition, at the year-end, no items of property, plant and equipment were subject to mortgage guarantees.

7) FINANCIAL INVESTMENTS

At the year-end, the Company had no long-term or short-term financial investments.

8) INVENTORIES

The breakdown of inventories is as follows:

EUR
Raw materials and other supplies	380,246.65
- Cardboard	239,699.60
- Other paper	64,441.23
- Adhesives	35,438.91
- Packaging materials	33,707.31
- Other supplies	6,959.60
Finished goods	282,136.48
- Cores	281,670.73
- Offcuts	465.75
TOTALS	662,383.13

At the year-end, the Company had no firm undertakings to buy products from third parties, nor was the use or disposal of any of its inventories restricted due to guarantees, pledges, sureties or any other similar lien.

The Company’s policy is to take out all the insurance polices deemed necessary to cover the contingent risks that could affect its inventories.

9) SHAREHOLDERS’ EQUITY

The change in the capital and reserves accounts was as follows:

Changes in shareholders equity in 2007	EUR
	Balance at 31/12/06	Appropriation Profits 06		Applications or additions	Balance at 31/12/07
Share capital	150,250.00				150,250.00
Issue premium					0.00
Reserve for restatement of capital to euro	3.02				3.02
Statutory reserve	30,050.61				30,050.61
Special reserve
Voluntary reserves	3,010,895.51	71,259.43			3,082,154.94
Retained earnings					0.00
Profit for the year	142,518.86	(142,518.86)		183,001.79	183,001.79

Totals	3,333,718.00	(71,259.43	)**1**	0	3,445,460.36

**1**	Dividend distributed in 2007 charged against profits for the year 2006.

a) Share capital.-

At the year-end the Company had share capital of EUR 150,250.00 consisting of 25,000 fully subscribed and paid up shares each with a par value of EUR 6.01.

At the year-end, the following companies had share holdings equivalent to more than 10% of total share capital:

Shareholder	Holding %
Corenso France, S.A.S.	77.316%
Newark San Andrés, S.L., Sdad Unipersonal	22.684%

b) Reserves.-

i) Statutory reserve:

At the year-end the value of the statutory reserve was equal to 20% of share capital, as required under prevailing legislation.

The statutory reserve may be used to increase capital provided that the remaining reserve balance does not fall below 10% of the balance of share capital after the increase. With the exception of the foregoing use, until the statutory reserve exceeds 20% of share capital, it can only be used to offset losses, and only then provided that other reserves available are insufficient for this purpose.

ii) Voluntary reserves:

Voluntary reserves consist of earnings generated by the Company since the start of its industrial activity that have not been distributed or assigned to statutory or restricted reserves.

iii) Reserve for restatement of capital to euro:

This reserve cannot be distributed.

10) DEFERRED INCOME

The Company has no deferred income.

11) PROVISIONS FOR PENSIONS AND SIMILAR COMMITMENTS

At the year-end, no provisions for pensions or similar commitments had been established as no material liabilities are expected to arise in the years to come. Should such liabilities arise, they would be recognised in income at that time.

12) OTHER PROVISIONS FOR LIABILITIES AND CHARGES-

No claims, undertakings or other similar obligations necessitating provisions for liabilities and charges existed at the year-end.

13) DUE TO GROUP COMPANIES AND ASSOCIATED UNDERTAKINGS

Changes in the different accounts under the heading “Due to group companies” in 2007, both long-term and short-term, were as follows:

	Euros
	Opening balance	Debit	Credit	Closing balance
Long-term	0.00	0.00	0.00	0.00
For purchases	0.00			0.00
For services provided	0.00			0.00

Short-term	697,104.86	(5,320,762.94)	5,331,689.17	708,031.09
For purchases	680,404.93	(5,041,316.79)	5,062,538.28	701,626.42
For services provided	16,699.93	(279,446.15)	269,150.89	6,404.67

Total	697,104.86	(5,320,762.94)	5,331,689.17	708,031.09

The amounts payable to Group companies correspond in their entirety to debts for purchases and services provided.

14) DEBTS WITH CREDIT ENTITIES

At year-end, the Company had credit facilities with a number of Credit Entities, with a total limit of 90,000 euros, of which the company had drawn EUR 35,073.11.

15) OTHER SHORT-TERM NON-TRADE PAYABLES

Changes in the different accounts under this heading in 2007 were as follows:

	EUR
	Opening balance	Debit	Credit	Closing balance
Tax payables	107,559.77	(2,090,414.62)	2,102,576.29	119,721.44
Other payables	10,037.20	(189,519.61)	308,838.03	129,355.62
Remuneration pending payment	54,991.12	(245,223.44)	239,880.56	49,648.24

Total	172,588.09	(2,525,157.67)	2,651,294.88	298,725.30

16) TAX POSITION.-

a) Company income tax.-

i) Reconciliation of accounting profit and tax base

The reconciliation between accounting profit for the year and the tax base for company income tax purposes is as follows:

	EUR
Profit for the year (after taxes)			183,001.79
	Increase	Decrease
Company income tax	47,331.79
Permanent differences	3,331.04
Temporary differences
- arising in the year
- arising in previous years
Application of tax loss carry forwards

Tax base			233,664.62

ii) Company income tax charge

The company income tax charge for the year is calculated as follows:

EUR
Tax base	233,664.62
Temporary differences

Adjusted accounting profit	233,664.62
Gross tax charge (28%)	65,426.09
Tax relief	(18,094.30)

Company income accrued	47,331.79

Withholdings on financial income	(2,044.33)

Company income tax due	45,287.46

The detail of the tax deductions applicable as a result of company income tax relief provided for in Regional Law 7/1996 is as follows:

	EUR
Deductions for tax relief on Company income tax	Year of origin	Balance applicable in 2007	Applied in 2007	Cancelled	Pending application
On investments in new fixed assets	2007	15,583.70	15,583.70
Capitalised export expenses	2007	136.25	136.25
Limited tax relief		15,719.94	15,719.94
Professional training	2007	2,374.36	2,374.36
Unlimited tax relief		2,374.36	2,374.36

Totals		18,094.30	18,094.30		0.00

With regard to company income tax for 2006, and by virtue of the provisions of article 22 of Regional Law 7/1996, the Company has assumed investment undertakings deriving from the exemption granted for the reinvestment of extraordinary income and pursuant to article 24 of income tax regulations (Regional Decree 45/1997), the following data are provided:

Period of generation	Transfer value	Exempt income	Tax periods for reinvestment	Reinvestment in asset items	Amount reinvested (Euros)
2006	37,007.26	36,465.22	2005	Installations	10,684.00
			2005	IT Equipment	5,370.51
			2006	Machinery	20,952.75

Totals	37,007.26	36,465.22			37,007.26

b) Tax and social security receivables and payables.-

The breakdown of tax and social security receivables and payables at the year-end was as follows:

Short-term	Receivables	Payables
Value added tax		24,579.69
Company income tax		45,287.46
Withholding taxes		20,685.96
French government VAT	2,426.34	2,474.45
Social security		26,693.88

Total	2,426.34	119,721.44

c) Tax periods open for inspection.-

In accordance with current tax legislation, tax payments may not be considered definitive until they have been inspected by the tax authorities or the corresponding four-year prescription period has expired.

At the year-end the Company had the last four years open for review by the tax inspection authorities for all applicable taxes. In the event of a tax review, no material additional liabilities are expected to arise and accordingly no provisions have been established in the annual financial statements.

17) GUARANTEE COMMITMENTS TO THIRD PARTIES AND OTHER CONTINGENT LIABILITIES

At the year-end, the Company had no guarantee commitments to third parties or any other contingent liabilities that could have a material impact on the accompanying financial statements.

18) INCOME AND EXPENSES

The breakdown of the “Operating inputs” line of the accompanying income statement for 2006 is as follows:

Operating inputs	EUR
Purchase of raw materials	5,719,975.31
Purchase of other supplies	217,598.47
Work performed by third parties	4,468.18
Discounts on purchases
Volume discounts on purchases
Change in raw material inventories	(30,175.91)
Change in inventories of inputs	7,261.99
Change in inventories of finished goods	(6,057.59)

Totals	5,913,070.45

The breakdown of the amount recognised as social security charges in the accompanying income statement for 2006 is as follows:

Social security charges	EUR
Social security charges borne by the Company	266,921.10
Contributions to supplementary pension plans
Other expenses

Totals	266,921.10

c) There have been no changes in the Provisions and Losses on Bad Debts.-

d) Group companies and associated undertakings.-

Balances outstanding with Group companies and associated undertakings at 31 December 2007 were as follows:

	EUR
	Payables	Receivables
Group company
Corenso France, S.A.S	68,763.39	454,817.51
Corenso United Oyj Ltd		247,508.91
Corenso (UK) LTD		1,964.46
Stora Enso Oyj	323,887.42
Stora Enso España, S.A.		577.07
Stora Enso Barcelona, S.A.	56,682.61
Stora Enso Beteiligungen Gmbh
Corenso Elfes Gmbh &Co		3,163.14
Backe Emballage AB

TOTALES	449,333.42	708,031.09

Transactions with Group companies and associated undertakings concluded in the year were as follows:

	Concepto
Company	Sale of materials	Income from provision of services	Purchase of materials	External services expenses	Interest income	Dividends
Corenso France, S.A.S	182,247.27		3,334,570.15	168,401.00		55,094.94
Corenso United Oy Ltd			1,707,029.14	7,726.01
Corenso (UK) LTD				28,435.23
Stora Enso Oyj Ltd				6,300.00
Stora Enso España, S.A.				5,969.71
Stora Enso Barcelona, S.A.	185,218.25			1,154.98
Stora Enso Beteiligungen Gmbh				3,793.81
Corenso Elfes Gmbh &Co				28,697.09
Backe Emballage AB				359.04
Newark San Andrés, S.L.						16,164.49

e) Transactions in foreign currency concluded in the year were as follows:

Transactions in foreign currency	EUR
Income and provision of services	28,794.27
Sales	0.00

The breakdown of net sales on ordinary activities in 2007 was as follows:

Sales by market	%
Spain	42
Export markets	58

Totals	100

f) The average number of persons employed by the Company in 2007 was as follows.-

Professional category	Hombres	Mujeres	Total
Directors	0.54	1	1
Administrative staff	2.92	3.68	7.14
Technical staff	28.23		28.23

Totals	31.69	4.68	36.37

g) Extraordinary income and expenses in the year.-

The Company incurred no extraordinary expenses in the year. Extraordinary income of EUR 29,856.96 arose from the regularisation of a balance owing to an unpaid provider, which amount had not been demanded by the provider for more than five years.

h) Income and expenses from other financial years.-

There were no expenses corresponding to previous financial years. Income from previous financial years of EUR 6,238.39 corresponds to a rebate from the French tax authorities in relation to VAT borne by the Company from 2004 to 2006.

19. OTHER INFORMATION

a) Directors’ remuneration and other information.-

No compensation was paid to members of the Company’s governance bodies by way of salaries, attendance fees or other remuneration.

In addition, the Company has extended no advances or loans to its Directors, nor has it assumed any pension or life insurance commitments in their respect.

b) Directors’ shareholdings and functions.-

In accordance with article 127 ter.4 of the Spanish Limited Companies Act, the Company’s Directors have declared the following:

1. That they own interests in the capital of other companies engaged in the same, similar or complementary activities, the details of which are given below:

Director	Company	Activity	% ownership interest
Corenso France, S.A.S.	Mandriladora Alpesa, S.L.	Manufacture of cardboard packaging, cores and tubes	50%

Newark San Andrés, S.L.	Videcart, S.A.	Manufacture and sale of various types of solid and corrugated cardboard	100%

Newark San Andrés, S.L.	Paper, S.A.	Manufacture and marketing of cardboard containers, covers and bases	99.99%

Newark San Andrés, S.L.	Derivados del Cartón, S.L.	Purchase, sale, import, export, processing, printing and marketing of cardboard and paper	1.67%

Newark San Andrés, S.L.	Servicios y Mantenimientos de Papeleras, S.L.	Maintenance of paper and cardboard factories	3.33%

Newark San Andrés, S.L.	Desperdicios de Papel del Norte, S.L.	Waste paper recovery and reclassification of materials suitable for recycling	34%

Newark San Andrés, S.L.	SARL Redmat	Waste paper recovery and reclassification of materials suitable for recycling	13%

Newark San Andrés, S.L.	Fibor Packaging B.V.	Manufacture and sale of various types of solid cardboard	90.91%

Newark San Andrés, S.L.	Tubembal-Transfomaçäo de Papel e Comércio de Embalagens, S.A.	Paper processing, import, export and sale of packaging materials.	20%

2. That they hold positions of responsibilities or perform functions in other companies engaged in the same, similar or complementary activities, the details of which are described below:

Director	Company	Activity	Position
Corenso France, S.A.S.	Mandriladora Alpesa, S.L.	Manufacture of cardboard packaging, cores and tubes	Board member

Thierry Montouroy (Representing Corenso France, S.A.S)	Corenso France, S.A.S.	Manufacture and sale of stationery	Financial Director

Thierry Montouroy (Representing Corenso France, S.A.S)	Mandriladora Alpesa, S.L.	Manufacture of cardboard packaging, cores and tubes	Board Secretary

Paul Grant (Representing Newark San Andrés, S.L)	Servicárrega, S.L.	Collection and discharge of vehicles and containers of all kinds, cardboard processing, cleaning and maintenance of industrial premises	Sole Director

Paul Grant (Representing Newark San Andrés, S.L)	Servicios y Mantenimientos de Papeleras, S.L	Maintenance of paper and cardboard factories	Sole Director

Paul Grant (Representing Newark San Andrés, S.L)	SARL Redmat	Waste paper recovery and reclassification of materials suitable for recycling	Joint Director

Paul Grant (Representing Newark San Andrés, S.L)	Tubembal – Transfomaçäo de Papel e Comercio de Embalagens, S.A.	Paper processing, import, export and sale of packaging materials.	Board member

3. That they carried out no activities, either on their own behalf or on behalf of third parties, in other companies engaged in the same, similar or complementary activities.

c) Auditors’ fees.-

The fees paid to the Company’s auditors, Audiargi, S.L. for performing the audit of the annual financial statements for 2007 amounted to EUR 10,650.

d) Environmental issues.-

The Company made no investments of an environmental nature in the year ended 31 December 2007, and currently has no projects of this type underway.

The Company has incurred expenses related to waste management and removal of EUR 19,152.89.

The Company received no subsidies or other form of environment-related income in the course of 2007.

At the year-end the Company had no provisions for contingent environmental risks since the Director is of the opinion that it faces no significant contingencies that could result in litigation, the payment of indemnities or any other type of proceedings.

20) POST-BALANCE SHEET EVENTS

No events have occurred since the balance sheet close that in the opinion of the Company could have a material impact on the true and fair view provided by the accompanying annual financial statements.

21) CASH FLOW STATEMENT

The cash flow statements for the years ended 31 December 2007 and 2006, which is expressed in euros, are as follows:

Applications	2007	2006	2005	Sources	2007	2006	2005
1. Cash flows applied in operations				1. Cash flows from operations	313,270.72	228,169.39	162,245.27

2. 2. Start-up costs and debt formalisation expenses				2.2. Capital contributions

3. Acquisition of fixed assets				a) Capital increase
a) Intangible fixed assets.-				b) To offset losses
b) Property, plant and equipment	323,836.97	22,607.68	33,090.51	3. 3. Deferred income
c) Financial investments				4. Long-term borrowings

4. Acquisition of own shares				5. Disposal of fixed assets

5. Capital reduction				a) Intangible assets

6. Dividends	71,259.43		184,926.49	b) Property. plant and equipment	7,500.00	37,007.26

7. Cancellations or transfers to short-term				6. Sale of own shares	922.34
a) of other receivables				7. Cancellation of credits
b) of payables

8. Provisions for liabilities and charges

TOTAL APPLICATIONS	395,096.40	22,607.68	218,017.00	TOTAL SOURCES	321,693.06	265,176.65	162,245.27

EXCESS OF SOURCES OVER APPLICATIONS (INCREASE IN WORKING CAPITAL)		242,568.97		EXCESS OF APPLICATIONS OVER SOURCES (DECREASE IN WORKING CAPITAL)	73,403.34		55,771.73

CHANGE IN WORKING CAPITAL	2007		2006		2005
	INCREASE	DECREASE	INCREASE	DECREASE	INCREASE	DECREASE
1. Inventories	28,971.51			167.424.84	66,156.93

2. Payable	510,580.46			287.475.20		18,918.03

3. Receivable		132,012.58	220.251.47			112,809.10

4. Short-term investments

5. Cash and equivalents		480,942.73	477.217.54		9,798.47

6. Accrued expenses and deferred income

TOTAL	539,551.97	612,955.31	697,469.01	454,900.04	75,955.40	131,727.13

CHANGE IN WORKING CAPITAL		73,403.34	242,568.97		55,771.73

Accounting profit and the cash flows from operations shown in the cash flow statements are reconciled as follows:

Reconciliation of accounting profit with cash flows from operations	Euros
	2007	2006	2005
Accounting profit	183,001.79	142,518.86	26,466.60
Depreciation and amortisation	120,700.41	119,657.79	135,778.67
Charge to provisions for property, plant and equipment	3,000.00	3,000.00
Gain on sale of fixed assets		(37,007.26)
Loss on sale of fixed assets	6,568.52

Cash flows from operations	313,270.72	228,169.39	162,245.27

22) Net income and Shareholders equity reconciliation to US GAAS and US cash flow statement

COMPANY	CORENSO TOLOSANA
EUROS		NET INCOME			SHAREHOLDERS EQUITY
		YEAR ENDED			YEAR ENDED
		12/31/2007	12/31/2006	12/31/2005	12/31/2007	12/31/2006	12/31/2005
	NET INCOME AS SHOWN IN THE FINANCIAL STATEMENTS	183.002	142.519	26.467	3,445,460	3,333,718	3,191,199
	ITEMS HAVING EFFECT OF INCREASING REPORTED INCOME
	ITEMS HAVING EFFECT OF DECREASING REPORTED INCOME

	NET INCOME ACCORDING TO US GAAP	183.002	142.519	26.467	3,445,460	3,333,718	3,191,199

	BALANCE SHEET RECONCILIATION

CORENSO TOLOSANA, S.A.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE PERIOD ENDED 31 DECEMBER 2007, 2006 AND 2005

(In thousands Euros)

	FOR THE 12 MONTHS
	12/31/2007	12/31/2006	12/31/2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	183,002	142519	26,467
Adjustments to reconcile net earnings to net cash provided by operating activities:
insurance proceeds-boiler
Loss on sales of marketable securities
Depreciation of property, plant and equipment	123,700	122658	135,779
Amortization of other assets
(Gain) loss on sale of property, plant and equipment	6,569	-37007
Advances to & investments in subsidiaries
Equity in net earnings
Deferred income taxes
Changes in assets and liabilities excluding the effects of acquisitions:
Decrease/(increase) in marketable securities
Decrease/(increase) in accounts receivable	-28,972	287,475	112,809
Decrease/(increase) in inventories	132,013	167,425	-66,157
Decrease/(increase) in other current assets
Decrease/(increase) in intercompany activities-us
Decrease/(increase) in other assets
Decrease/(increase) in Goodwill/Step Up for Additional purchase price
Increase/(decrease) in accounts payable and accrued expenses	-510,580	-220,251	18,918
Increase/(decrease) in other liabilities

Net cash provided by operating activities	-94,268	462,818	227,815

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of PPE	7,500	37007
Proceeds from sale of own share	921
Business acquisitions net of cash acquired
Capital expenditures	-323,837
FINANCIAL INVESTMENTS
Proceeds from sale of property, plant and equipment	0	-22608	-33,091
DIVIDENDS	-71,259		-184,926
Decrease/(increase) in restricted cash

Net cash used in investing activities	-386,675	14,400	-218,017

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt
Proceeds from long-term debt
Deferred Financing Fees
Purchase of treasury stock

Net cash used in financing activities	0	0	0

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	-480,943	477,217	9,798
CASH AND CASH EQUIVALENTS, beginning of period	854,962	377744	367,946

CASH AND CASH EQUIVALENTS, end of period	374,019	854,961	377,744

23) Explanation added for translation to English

These financial statements are presented on the basis of accounting principles generally accepted in Spain. Certain accounting practices applied by the Company that conform with generally accepted accounting principles in Spain may not conform with generally accepted accounting principles in other countries.

Translation of a report originally issued in Spanish. In the event of a discrepancy, the Spanish-language version prevails.

MANAGEMENT REPORT 31-12-07

FINANCIAL POSITION AND PERFORMANCE OF THE COMPANY

* Sales

Net sales in 2007 totalled EUR 9,262,555.72, up 1.3 % on the previous year. The increase in sales is due to general rises in selling prices in Spain and other European countries. A highly competitive environment has led to a fall in the volume of cores sold during the year.

There were no significant changes in the geographical breakdown of sales relative to the previous year.

* Results of operations

The Company has positive working capital of EUR 2,614,716.38, having fallen by EUR 73,403.34 compared with the previous year.

The 2007 cash flow figure of EUR 303,702.20 is EUR 41,525.55 higher than the previous year’s figure.

B-OUTLOOK

Business is expected to be stable in 2008. Due to the financial crisis, interest rate rises and increasing unemployment, there is reduced economic activity. The Spanish Retail Price Index for 2007 of 4.2% will negatively affect wages costs, in accordance with the 2007-2009 Guipúzcoa Collective Pay Agreement for the Graphic Arts Industry.

C.-RISK MANAGEMENT POLICY

The Company is exposed to credit risk via its trade debts. These amounts are recognised in the balance sheet net of provisions for bad debt, which is estimated by the Directors on the basis of experiences in past year and their assessment of the current economic scenario. The Company has no significant concentration of credit risks, as its exposure is divided between a large number of clients. The Company has taken out commercial credit risk insurance to cover transactions with its clients.

The Company is not exposed to interest rate risk and has no financial debts.

In addition, balance sheet and income statement exposure to future changes in effective exchange rates is not material since the volume of the Company’s transactions in currency other than the euro is insignificant.

D.- POST-BALANCE SHEET EVENTS

The Directors of Corenso Tolosana, S.A. have no knowledge of any material event occurring since the close of the financial year ended 31 December 2007 that could have a material impact on the annual financial statements closed on the aforesaid date.

E.- RESEARCH AND DEVELOPMENT

The Company has made no investments in research and development activities.

F.-ACQUISITION OF OWN SHARES

The Company made no purchases of own shares, including on a temporary basis.

CERTIFICATE ATTESTING THAT

In accordance with the provisions of article 171.1 of the Spanish Limited Companies Act, at a meeting held on 26 March 2008 the Directors of Corenso Tolosana, S.A. finalised the Company’s annual financial statements and Management Report for the year ended 31 December 2007 for submission to the consideration and, if applicable, approval of shareholders at the Annual General Meeting.

That the aforesaid documents, which are presented as a single set, are produced on the preceding 25 sheets, which are numbered sequentially and printed on one side only.

That, in accordance with the provisions of article 171.2 of the Spanish Limited Companies Act and in indication of their approval of the annual financial statements and the Management Report for 2007, the Directors of the Company in office as of that date hereby sign the last page of this document, in Elduain, on 26 March 2008.

MR THIERRY MONTOUROY

MR THIERRY MONTOUROY
Representing Corenso France, S.A.S.

MR PAUL GRANT
Representing Newark
San Andrés, S.L., Sociedad Unipersonal